                                                                     EXHIBIT 2.3


                               VOTING AGREEMENT


          VOTING AGREEMENT, dated as of September ___, 1999 (this "Agreement"),
                                                                   ---------
between Alcatel, a company organized under the laws of France ("Parent"), and
                                                                ------
certain shareholders of Genesys Telecommunications Laboratories, Inc., a California corporation (the "Company"), as set forth on Exhibit A hereto
                             -------
(collectively, the "Individual Shareholders").
                    -----------------------

                             W I T N E S S E T H:
                             -------------------
          WHEREAS, Parent, Merger Sub, a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company propose to enter
                             ----------
into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"; terms used but not defined in this
                     ----------------
Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for, among other things, the merger of Merger Sub with and into the Company;

          WHEREAS, certain shareholders of the Company own such number of shares of common stock, no par value, of the Company ("Common Stock") as is set forth
                                                ------------
on Exhibit A hereto; and

          WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that the Individual Shareholders agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Individual Shareholder has agreed, to enter into this Agreement with respect to all shares of Common Stock now owned and which may hereafter be acquired by the Individual Shareholders (the "Shares");
                   ------
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                               VOTING OF SHARES
                               ----------------
          SECTION 1.01. Vote in Favor of Merger; Grant of Proxy. (a) During the
                        ---------------------------------------
period commencing on the date hereof and terminating at the Effective Time, each Individual Shareholder, solely in his or her capacity as a shareholder of the Company, agrees to vote (or cause to be voted) all shares of Common Stock currently beneficially owned by such Individual Shareholder, and all shares of Common Stock which such Individual Shareholder acquires in the future, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, (i) in favor of the approval, consent, ratification and adoption of the Merger Agreement and the Merger, and (ii) against any action that would materially impede, interfere, or discourage the Merger, and, other than the Merger and the transactions contemplated by the Merger Agreement, against any merger, consolidation or other business combination involving the Company, against any recapitalization, reorganization, dissolution or liquidation of the Company and against any extraordinary corporate transaction involving a disposition of 50% or more of the assets of the Company, and against any action that would result in any material breach of representation, warranty, covenant, or agreement of the Company under the Merger Agreement.

          (b) Each Individual Shareholder, solely in his or her capacity as a shareholder of the Company, also hereby constitutes Parent, or any nominee of Parent, with full power of substitution, as such Individual Shareholder's irrevocable proxy and attorney-in-fact to vote and otherwise act (by written consent or otherwise) with respect to such Individual Shareholder's shares of Common Stock as indicated in Section 1.01(a) in the event that such Individual Shareholder fails to comply with its obligations under such section. Each Individual Shareholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy. To the extent inconsistent with the foregoing provisions of this Section 1.01, each Individual Shareholder hereby revokes any and all previous proxies with respect to any shares of Common Stock that such Individual Shareholder owns or has the right to vote.

          (c) Notwithstanding anything in this Agreement to the contrary, no Individual Shareholder shall be required to exercise any option or convert any Company security into Common Stock.

                                  ARTICLE II

                  REPRESENTATIONS, WARRANTIES AND COVENANTS
                  -----------------------------------------
                          OF INDIVIDUAL SHAREHOLDERS
                          --------------------------

          SECTION 2.01. Representations, Warranties and Covenants of the
                        ------------------------------------------------
Individual Shareholders. Each of the Individual Shareholders (referred to in
- -----------------------
this Section 2.01 as "he") hereby represents and warrants to Parent and Merger Sub solely with respect to himself that:

          (a) Holdings. He is the lawful record and beneficial owner of the number of shares of Common Stock set forth on Exhibit A of this Agreement, free and clear of all encumbrances, and, except as contemplated by this Agreement, he is not a party to any voting trust, shareholder agreement, proxy or other agreement or understanding in effect with respect to the voting or transfer of any shares of Common Stock; except that __________ shares of Common Stock owned by Alec Miloslavsky and __________ shares of Common Stock owned by Gregory Shenkman are subject to certain forward contracts with Salomon Smith Barney, Inc.

          (b) Capacity; No Conflict. He has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Individual Shareholder, and, assuming the due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of such Individual Shareholder. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Individual Shareholder or such Individual Shareholder's properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental body, agency, official or authority is required by or with respect to such Individual Shareholder in connection with the execution and delivery of this Agreement by such Individual Shareholder or the consummation by such Individual Shareholder of the transactions contemplated hereby, except for (i) any filings as may be required under applicable U.S. or state securities laws and the securities laws of any foreign country and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

          (c) Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of such Individual Shareholder or any of his affiliates, threatened against such Individual Shareholder or any of his affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on his ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against such Individual Shareholder or any of his affiliates or, to the knowledge of such Individual Shareholder or any of his affiliates, any of their respective directors or officers, in the case of a corporate entity (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a material adverse effect on such Individual Shareholder's ability to consummate the transactions contemplated by this Agreement.


                                  ARTICLE III

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT
              ---------------------------------------------------

          Parent hereby represents and warrants to the Individual Shareholders as follows:

          SECTION 3.01. Authority Relative to This Agreement. Parent is a
                        ------------------------------------
corporation duly incorporated and validly existing under the laws of France. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within Parent's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Individual Shareholders, constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms.

          SECTION 3.02. No Conflict; Required Filings and Consents. (a) The
                        ------------------------------------------
execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign, (insofar as such action or filing relates to Parent) other than (i) compliance with any applicable requirements of the HSR Act, the EC Merger Regulations, any foreign laws regulating competition or antitrust, or the Exchange Act, (ii) approvals and authorizations of self-regulatory and governmental organizations in the securities and commodities field, and (iv) such other consents, approvals and filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

          (b) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of Parent, (ii) assuming receipt of or compliance with all matters referred to in
Section 3.02(a), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or (iii) constitute a breach of or a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or to a loss of any benefit to which Parent is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any license, franchise, permit or other similar authorization held by Parent, other than, in the case of each of (ii) and (iii), any such items that, individually or in the aggregate, would not have a material adverse effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.


                                  ARTICLE IV

                                 MISCELLANEOUS
                                 -------------
          SECTION 4.01. Amendment; No Waiver. (a) Any provision of this
                        --------------------
Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Individual Shareholder and Parent or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 4.02. Fees and Expenses. Except as otherwise provided herein,
                        -----------------
all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          SECTION 4.03. Notices. All notices, requests, claims, demands and
                        -------
other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, facsimile, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at their addresses as specified in Exhibit B hereto.

          SECTION 4.04. Severability. If any term or other provision of this
                        ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          SECTION 4.05. Assignment; Binding Effect; Benefit. The provisions of
                        -----------------------------------
this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no
                                                              --------
party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that Parent may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an affiliate without the consent of the Individual Shareholders.

          SECTION 4.06. Specific Performance. The parties hereto agree that
                        --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof, that the parties hereto would not have an adequate remedy at law for money damages in such event and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 4.07. Governing Law; Submission to Jurisdiction. (a) This
                        -----------------------------------------
Agreement shall be governed by the Laws of the State of California as applied to contracts executed and to be performed entirely in such state.

          (b) Each Individual Shareholder and Parent hereby irrevocably submits to the non-exclusive jurisdiction of any California State court or any Federal court sitting in the state of California in any action or proceeding arising out of or relating to this Agreement, and each Individual Shareholder hereby irrevocably agrees that all claims with respect to any such action or proceeding may be heard and determined in such California State court or in such Federal court. Each Individual Shareholder and Parent hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

          SECTION 4.08. Headings. The descriptive headings contained in this
                        --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 4.09. Counterparts. This Agreement may be executed and
                        ------------
delivered (including by facsimile transmission) in one or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 4.10. Entire Agreement. This Agreement and, to the extent
                        ----------------
referred to herein, the Merger Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect thereto; provided, however, that any capitalized
                                      --------  -------
terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. No addition to or modification of any provision of this Agreement shall be binding upon either party hereto unless made in writing and signed by the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by themselves, as individuals, or by their respective officers thereunto duly authorized.

                                             ALCATEL

                                             ___________________________
                                             By:
                                             Title:


                                             ___________________________
                                             Gregory Shenkman


                                             ___________________________
                                             Alec Miloslavsky


                                             ___________________________
                                             Ori Sasson


                                             ___________________________
                                             Bruce Dunlevie

                                   EXHIBIT A

                           Ownership of Common Stock


     Name                                    Shares
     ----                                    ------

                                   EXHIBIT B

                             Addresses for Notices


                  If to the Parent:

                           Alcatel
                           54, rue La Boetie
                           75008 Paris
                           France
                           Attn: Pascal Durand-Barthez
                           Fax:  331-4076-1435

                           With a copy to:

                                   Shearman & Sterling
                                   1550 El Camino Real
                                   Menlo Park, California 94025
                                   Attn: Alan F. Denenberg, Esq.
                                         Christopher D. Dillon, Esq.
                                   Fax:  (650) 330-2299

                  If to the Individual Shareholders:

                           c/o Genesys Telecommunications Laboratories, Inc. 1155 Market Street, 11th Floor
                           San Francisco, California 94103
                           Fax: (415) 437-1260

                           With a copy to:

                                   In the case of Ori Sasson:

                                   Jeff Saper
                                   Steve L. Camahort
                                   Wilson, Sonsini, Goodrich & Rosati
                                   650 Page Mill Road
                                   Palo Alto, CA 94304
                                   Tel: (650) 493-9300
                                   Fax: (650) 461-5375

                          In the cases of Gregory Shenkman and Alec Miloslavsky:

                          Ed Kaufman
                          Irell & Manella
                          1800 Avenue of the Stars, Suite 900
                          Los Angeles, California 90067-4276
                          Tel:  (310) 277-1010
                          Fax:  (310) 203-7199